ANNEX K

LETTER AGREEMENT

This Letter Agreement (the “Letter Agreement”) is made and entered into as of this ____ day of ________, 2012 by and between ARC Wireless Solutions, Inc. (along with its subsidiaries, “ARC” or the “Company”) and Quadrant Management, Inc. (“Quadrant” or the “Advisor”).

RECITALS

WHEREAS, pursuant to that certain Waiver entered into between ARC and Quadrant effective [ ], Quadrant has specifically waived Sections 2.2.2 and 2.2.3 of that certain Financial Advisory Agreement between the parties dated January 21, 2009 (the “Financial Advisory Agreement”); and

WHEREAS, in consideration for giving the foregoing Waiver as well as in consideration for the substantial time and resources Quadrant has committed to the Company over a period of several years, which extends beyond the management fees being historically paid to Quadrant, including, but not limited to, substantial work done by Quadrant on behalf of the Company on several other mergers & acquisitions (M&A) opportunities which did not materialize over the last three years, the parties have agreed to enter into this Letter Agreement;

WHEREAS, Quadrant introduced ARC to Quadrant Metals Technologies, LLC (together with its subsidiaries, “QMT”) and to Advance Forming Technology, Inc. (“AFTI”), and a Hungarian special purpose acquisition company which holds the Hungarian assets associated with AFTI that are currently owned by AFT Europa KFT (the “AFTE SPV” and collectively referred to herein with AFTI as “AFT”, and together with QMT, the “Target Companies”) for the purposes of evaluating the potential acquisitions of the Target Companies; and

WHEREAS, the Company has agreed, for itself, and on behalf of its directors, officers, employees, agents, advisors, affiliates or their respective representatives, to compensate Quadrant in the event that the Company consummates and closes the acquisitions of the Target Companies (the “Transactions”), upon the terms and conditions set forth herein;

NOW, THEREFORE, in consideration of the mutual covenants contained herein, and intending to be legally bound, the parties hereto agree as follows:

1.	Fees. In consideration of the services being performed by Quadrant in connection with the Transactions, including among others, assistance in due diligence, contract negotiations, and assistance in financing arrangements, the Company agrees to pay Quadrant certain fees and expenses as follows:

a.	A deal fee equal to two percent (2%) of the total enterprise value of the Transactions, payable by wire transfer, upon the closing of the Transactions by the Company;

b.	In addition to the above fees, the Company shall reimburse Quadrant for all reasonable out-of-pocket costs and expenses incurred by Quadrant in connection with the performance of its services hereunder.

2.	Non-Exclusive Agreement. Notwithstanding the foregoing or anything to the contrary stated herein, the Company and Quadrant agree that this Letter Agreement shall be exclusive only to the Transactions and otherwise shall not prohibit the Company from entering into any other agreements with parties other than the Target Companies, nor shall this Agreement prohibit the Company from entering into any investment banking relationship, merger agreement, or underwriting agreement or other transaction with any other party.

3.	Term. The term of this Agreement shall be deemed to have commenced on the date above and shall expire at the earlier of (i) closing of the Transactions; and (ii) one (1) year from the date above, unless otherwise agreed to between the parties.

4.	Confidentiality. Quadrant agrees to keep confidential all information obtained from ARC, and Quadrant will not disclose to any other person or entity, or use for any purpose other than specified herein, any information pertaining to ARC which is non-public, confidential, or proprietary in nature which it obtains or is given access to during the performance of the services provided hereunder. The foregoing is not intended to nor shall be construed as prohibiting Quadrant from disclosure pursuant to a valid subpoena or court order, provided, that in such case ARC shall be promptly notified of such subpoena or court order and be provided an opportunity to seek and obtain a protective order barring or limiting the scope of such disclosure.

5.	Binding Agreement. This Letter Agreement shall be binding upon ARC, its successors and assigns.

6.	Independent Contractor. Quadrant shall act under this Letter Agreement solely as an independent contractor and not as an agent, partner, employee or joint venturer of ARC.

7.	Indemnification. ARC shall, to the fullest extent permitted by law, indemnify Quadrant and each of its agents, officers, shareholders, employees, members, representatives, and all others acting on its behalf (collectively with Quadrant, the “Indemnified Parties”), against any and all liabilities, costs, expenses (including legal fees and expenses), settlements, judgments and losses (collectively, “Damages”), resulting from, in connection with or arising out of any actual and threatened claim, action, demand, dispute or proceeding of whatever kind and nature that may be asserted against an Indemnified Party in any way arising from the activities of Quadrant pursuant to this Letter Agreement to the same extent as if such Indemnified Party were an officer of the Company. All such Damages shall be advanced to each Indemnified Party to the fullest extent permitted an officer of the Company under and subject to repayment, in accordance with applicable law and the Company’s Certificate of Incorporation and Bylaws. The Company will not be liable to any Indemnified Party under the foregoing indemnification and reimbursement provisions (a) for any settlement by an Indemnified Party effected without the Company’s prior written consent (not to be unreasonably withheld) or (b) to the extent that any loss, claim, damage or liability is found to have resulted from the misconduct or negligence of Quadrant or any Indemnified Party.

8.	Others. Quadrant will not make any representation regarding the Company or enter into any covenants or agreements with QMT and/or AFT on behalf of the Company. The Company has the exclusive right, in its sole discretion, to accept or reject the Transactions.

9.	Jurisdiction. This Letter Agreement shall be governed by the laws of the State of New York.

10.	Entire Agreement. This letter agreement constitutes the entire agreement between the parties hereto with respect to the subject matter hereof, and supersedes all prior agreements and understandings, either oral or written with respect thereto. Any modifications to this Agreement must be made in writing and signed by the parties. Notwithstanding anything to the contrary, the Financial Advisory Agreement shall remain in effect and in full force subject to that said Waiver.

This LETTER AGREEMENT is effective as of this ____ day of __________, 2012.

ARC Wireless Solutions, Inc.	Quadrant Management Inc.

By:	By:
Title:	Title: